Exhibit 99.9

April 14, 2006

Securities and Exchange Commission

Division of Investment Management

Office of Insurance Products

450 Fifth St., N.W.

Washington D.C 20549

RE: Opinion of Counsel – Separate Account I: File Nos. 333-44876 and 811– 04844

Dear Sir or Madam:

This Opinion of Counsel is in connection with a filing of Post-Effective Amendment No. 9 to a registration statement filed on form N-4 for the Annuichoice flexible premium variable annuity to be issued by Integrity Life Insurance Company and its Separate Account I and filed pursuant to the Securities Act of 1933, as amended.

I have made such examination of the law and have examined such records and documents as in my judgment are necessary and appropriate to enable me to render the opinions expressed. I am of the following opinions:

1.                    Integrity Life Insurance Company is duly organized and validly existing under the laws of the State of Ohio and has been duly authorized to issue individual variable annuity contracts by the Department of Insurance of the State of Ohio.

2.                    Separate Account I is a Unit Investment Trust as that term is defined in Section 4(2) of the Investment Company Act of 1940 (the “Act”) and is currently registered with the Securities and Exchange Commission, pursuant to Section 8(a) of the Act.

3.                    Upon the acceptance of purchase payments paid by an owner pursuant to a contract issued in accordance with the Prospectus contained in the Registration Statement and upon compliance with applicable law, such an owner will have a legally issued contractual interest binding upon the Integrity Life Insurance Company.

You may use this opinion letter, or a copy thereof, as an exhibit to the Registration Statement.

Sincerely,

/s/ Rhonda S. Malone

Rhonda S. Malone
Assistant Counsel - Securities